                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant  [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]   Preliminary Proxy Statement
[ ]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                  MiniMed Inc.
--------------------------------------------------------------------------------
                 Name of Registrant as Specified In Its Charter



                                   Registrant
--------------------------------------------------------------------------------
                         Name of Person(s) Filing Proxy

Payment of Filing Fee (check the appropriate box):

[X]   No fee required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      1)    Title of each class of securities to which transaction applies:

            --------------------------------------------------------------------
      2)    Aggregate number of securities to which transaction applies:

            --------------------------------------------------------------------
      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing is calculated and state how it was determined):

            --------------------------------------------------------------------
      4)    Proposed maximum aggregate value of transaction:

            --------------------------------------------------------------------
      5)    Total fee paid:

            --------------------------------------------------------------------
[ ]   Check box if any part of the fee is offset as provided by Exchange
      Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount previously paid:

            --------------------------------------------------------------------
      2)    Form, Schedule or Registration Statement No.:

            --------------------------------------------------------------------
      3)    Filing Party:

            --------------------------------------------------------------------
      4)    Date Filed:

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

                                     PROXY

                                  [INSERT LOGO]


                                  MINIMED INC.
                             18000 Devonshire Street
                          Northridge, California 91325



April 30, 2001



Dear Stockholders:

     It is my pleasure to invite you to attend the 2001 Annual Meeting of Stockholders of MiniMed Inc., which will be held on Thursday, June 7, 2001, beginning at 10:00 a.m. (PDT), at the Performing Arts Center at California State University, Northridge, 18111 Nordhoff Street, Northridge, California 91330. The Performing Arts Center is located on Zelzah Avenue between Prairie and Plummer Streets in Northridge, California. For your convenience, a map is enclosed with this Proxy Statement. Detailed information about the Meeting and the items on which the Stockholders will act is described in the accompanying Notice of Annual Meeting and Proxy Statement. Also included is a Proxy Card with an accompanying postage paid return envelope. IT IS IMPORTANT THAT YOU VOTE YOUR SHARES WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. I urge you to carefully review the Proxy Statement and to vote your choices on the enclosed Proxy Card. Please sign, date and return your Proxy Card in the envelope provided as soon as possible. If you do attend the Meeting, your Proxy can be revoked at your request in the event you wish to vote in person.

     I look forward to seeing you at the Meeting.



                                   Sincerely,

                                   /s/ Alfred E. Mann
                                   ------------------------
                                   Alfred E. Mann
                                   Executive Chairman

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD JUNE 7, 2001

     MiniMed Inc. (the "Company" or "MiniMed") will hold its Annual Meeting of Stockholders on June 7, 2001, at 10:00 a.m., Pacific Daylight Time, at the Performing Arts Center at California State University, Northridge, 18111 Nordhoff Street, Northridge, California 91330. The Performing Arts Center is located on Zelzah Avenue between Prairie and Plummer Streets in Northridge, California. The Annual Meeting will be held for the following purposes:

          1. To elect three (3) Class 2 Directors to serve as directors for three-year terms. Such Class 2 Directors shall serve until the 2004 Annual Meeting of Stockholders or until their respective successors are elected and qualified. The Board of Directors intends to nominate the three persons identified in the accompanying Proxy Statement as Class 2 Directors;

          2. To amend the Company's Certificate of Incorporation to increase the Company's authorized capital stock as summarized in the attached Proxy Statement;

          3. To ratify the appointment of Deloitte & Touche LLP as auditors for the fiscal year ending December 28, 2001; and

          4. To act upon other matters that may properly come before the Meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed April 13, 2001, as the Record Date for determining the Stockholders entitled to receive notice of and to vote at the Annual Meeting, or any adjournment or postponement thereof.

     Alfred E. Mann and Eric S. Kentor have been appointed as Proxy Holders, with full rights of substitution, for the holders of MiniMed Inc. common stock.

     PLEASE COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.



                                   By order of the Board of Directors

                                   /s/ Eric S. Kentor
                                   -------------------------------------------
                                   Eric S. Kentor
                                   Senior Vice President, General Counsel and
                                   Secretary


April 30, 2001
Northridge, California

                                  [INSERT LOGO]

                                 PROXY STATEMENT
                 ANNUAL MEETING OF STOCKHOLDERS -- JUNE 7, 2001

INTRODUCTION

     As a Stockholder of MiniMed Inc., you have a right to vote on certain matters affecting the Company. This Proxy Statement discusses the proposals the Stockholders will vote on at this year's Annual Meeting. Please read this Proxy Statement carefully because it contains important information for you to consider when deciding how to vote. Your vote is important.

     In this Proxy Statement, we refer to MiniMed Inc. as the "Company", "MiniMed", or "We". We also refer to this Proxy Statement, the Proxy Card and our 2000 Annual Report as the "proxy materials."

     The Board of Directors, which we also refer to as the Board, is sending proxy materials to you and all other Stockholders on or about April 30, 2001. The Board is asking you to vote your shares by completing and returning the enclosed Proxy Card.

     Unless we state otherwise, all information in this Proxy Statement concerning Company common stock reflects the stock dividend distributed to Stockholders of record on August 18, 2000.

QUESTIONS AND ANSWERS

     Q: WHO CAN VOTE AT THE ANNUAL MEETING?

     A: Stockholders who owned Company common stock as of close of business on April 13, 2001 may attend and vote at the Annual Meeting which we also refer to as the "Meeting." Each Stockholder is entitled to one vote per share owned of record on that date. There were 64,664,116 shares of Company common stock outstanding as of close of business on April 13, 2001.

     Q: WHY AM I RECEIVING THIS PROXY STATEMENT?

     A: The Company is soliciting a proxy to vote your shares at the Annual Meeting. This Proxy Statement describes proposals on which we would like you, as a Stockholder, to vote. It also gives you information on these proposals, as well as other information, so that you can make an informed decision.

     Q: WHAT IS THE PROXY CARD?

     A: The Proxy Card enables you to appoint Alfred E. Mann and Eric S. Kentor as your representatives at the Annual Meeting. By completing and returning the Proxy Card, you are authorizing Mr. Mann and Mr. Kentor to vote your shares at the Meeting, as you have instructed them on the Proxy Card. This allows you to have your shares voted whether or not you attend the Meeting. Even if you plan to attend the Meeting, it is a good idea to complete and return your Proxy Card before the date of the Meeting just in case your plans change. If a proposal comes up for vote at the Meeting that is not on the Proxy Card, Mr. Mann and Mr. Kentor will vote your shares, under your proxy, according to their best judgment. Mr. Mann and Mr. Kentor will each have the right to vote your shares. They do not have to act jointly. Also, either of them can substitute another person to vote your shares.

     Q: WHAT AM I VOTING ON?

     A: We are asking you to vote on:

     - the election of three Class 2 Directors for three-year terms or until their respective successors are elected and qualified;




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


     - amending the Company's Certificate of Incorporation to increase the Company's authorized capital stock as summarized in this Proxy Statement;

     - the ratification of the appointment of Deloitte & Touche LLP as the Company's auditors for the fiscal year ending December 28, 2001; and

     -    any other matter which may be properly raised at the Meeting.

     We do not presently know of any other business which may come before the Meeting.

     Q: HOW DO I VOTE?

     A: YOU MAY AUTHORIZE THE PROXY HOLDERS TO VOTE FOR YOU. You do this by completing and signing your Proxy Card and mailing it in the enclosed, prepaid and addressed envelope. If you mark your voting instructions on the Proxy Card, your shares will be voted as you instruct. If you sign and mail in your Proxy Card but you do not mark your voting instructions on the Proxy Card, your shares will be voted FOR the three named nominees for directors, FOR amending the Company's Certificate of Incorporation to increase the Company's authorized capital stock and FOR the ratification of Deloitte & Touche LLP as the Company's auditors for the fiscal year ending December 28, 2001.

     YOU MAY VOTE IN PERSON. We will pass out written ballots to anyone who wants to vote at the Meeting. However, if the shares are not held in your name, you must request a proxy from the registered holder. Typically shares purchased through a stockbroker are held in the name of an entity designated by the brokerage firm, which is referred to as a "street name." These shares cannot be voted without a proxy obtained from your broker.

     Q: HOW MANY SHARES MUST BE PRESENT TO HOLD THE MEETING?

     A: To hold the Meeting and conduct business, a majority of the Company's outstanding shares as of April 13, 2001 must be present at the Meeting. This is called a quorum. Shares are counted as present at the Meeting if the Stockholder either:

     -    is present and votes in person at the Meeting;

     -    has properly submitted a Proxy Card; or

     - share are held in street name as described above and the brokerage firm has submitted a proxy.

     Q: WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

     A: It probably means that you have multiple accounts holding MiniMed common stock at the transfer agent or with stockbrokers. Please complete and return all Proxy Cards to ensure that all your shares are voted.

     Q: WHAT IF I CHANGE MY MIND AFTER I RETURN MY PROXY?

     A: You may revoke your proxy and change your vote at any time before the polls close at the Meeting. You may do this by:

     - prior to the Meeting, signing a written notice of your intent to revoke your proxy and delivering it to Mr. Eric Kentor, MiniMed's Corporate Secretary, at 18000 Devonshire Street, Northridge, California 91325; or


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

     - signing another Proxy Card with a later date and delivering it to the Corporate Secretary at or before the Meeting.

     Your attendance at the Annual Meeting will not automatically result in the revocation of a proxy previously delivered.

     Q: WILL MY SHARES BE VOTED IF I DO NOT RETURN MY PROXY CARD?

     A: If your shares are held in street name, your brokerage firm, under certain circumstances, may vote your shares. Brokerage firms have authority under New York and American Stock Exchange rules to vote a customer's shares on some "routine" matters in absence of instructions from the customer. Our proposals to elect three (3) Class 2 Directors and to ratify Deloitte & Touche LLP as our auditors for the fiscal year ending December 28, 2001, are considered routine matters. If you do not give a proxy to vote your shares, your brokerage firm may either:

     -    vote your shares on these routine matters; or

     -    leave your shares unvoted.

     When a brokerage firm submits a proxy with respect to its customers' shares, these shares are counted to determine if a quorum exists to conduct business at the Meeting.

     A brokerage firm cannot vote customers' unvoted shares on non-routine matters (so called "broker non-votes"). In such situations, the affected shares will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be included in the vote totals and will not be counted as entitled to vote for purposes of determining whether a non-routine matter has been approved. On matters requiring affirmative vote of the holders of a majority of shares present at the meeting and entitled to vote, the shares subject to broker non-votes are treated as shares not entitled to vote. This reduces the number of shares required for approval but also reduces the number of shares constituting a majority. However, on matters requiring the affirmative vote of all of the outstanding shares, like the approval of the proposed amendment to the Company Certificate of Incorporation, broker non-votes have the same effect as a negative vote.

     We encourage you to provide instructions to your brokerage firm so that your shares will be voted on all matters at the Meeting.

     Q: HOW MANY VOTES MUST THE NOMINEES HAVE TO BE ELECTED AS DIRECTORS?

     A: We use the phrase "yes vote" to mean a vote for a proposal. For Class 2 Directors, the three nominees receiving the highest number of yes votes will be elected as Directors. This number is called a plurality.

     Q: HOW MANY VOTES ARE REQUIRED TO RATIFY DELOITTE & TOUCHE LLP AS THE
        COMPANY'S AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 28, 2001?

     A: In order to ratify Deloitte & Touche LLP as the Company's auditors for the fiscal year ending December 28, 2001, the yes vote of a majority of shares present or represented by proxy and entitled to vote is required

     Q: HOW MANY VOTES ARE REQUIRED TO APPROVE THE AMENDMENT TO THE COMPANY'S
        CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF CAPITAL STOCK?

     A: In order for the proposal to amend the Company's Certificate of Incorporation to increase the authorized number of shares of capital stock to be approved, a yes vote of more than fifty percent (50%) of the Company's outstanding shares is required.



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


     Q: HOW ARE VOTES COUNTED?

     A: You may vote either "for," "withhold authority" or "against" each nominee for Director. You may vote "for," "against" or "abstain" on the proposal to amend the Company's Certificate of Incorporation and the proposal to ratify the appointment of Deloitte and Touche LLP as the Company's auditors for the fiscal year ending December 28, 2001. If you withhold authority to vote for any nominee or you abstain on the approval of the amendment to the Certificate of Incorporation or the ratification of the appointment of Deloitte & Touche LLP, your vote will be voted neither for nor against but will have the same effect as a negative vote. If you give your proxy without voting instructions, your proxy will be voted for the three nominees for election as Directors designated by the Board of Directors and for the amendment to the Certificate of Incorporation and the ratification of the appointment of Deloitte & Touche LLP. Voting results are tabulated and certified by our transfer agent, Computershare, formerly known as Harris Trust Company of California.

     Q: WHERE DO I FIND THE VOTING RESULTS OF THE MEETING?

     A: We will announce preliminary voting results at the Annual Meeting. We will publish the final results in our quarterly report on Form 10-Q for the second quarter of 2001. We will file that report with the Securities and Exchange Commission, which we call the SEC, on or about August 13, 2001. You can get a copy of this report after it is filed by contacting our Investor Relations Department at (818) 362-5958 or by contacting the SEC at (800) SEC-0330 for the location of its nearest public reference room. You can also get a copy on the Internet through the SEC's electronic data system called EDGAR at www.sec.gov.

     Q: WHO PAYS FOR THE SOLICITATION OF THE PROXIES?

     A: The Company is paying the costs associated with the distribution and solicitation of the proxies. The costs associated with the solicitation of proxies include but are not limited to expenses for the preparation, assembly and mailing of this Proxy Statement, the Proxy Card, the Annual Report to Stockholders and any additional material furnished to Stockholders. Proxies may be solicited by Directors, officers and regular employees of the Company personally or by mail, telephone or telegraph without the payment of additional compensation. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians that hold shares of common stock of record for beneficial owners for the purpose of forwarding such materials to such beneficial owners. As a part of this process, the Company reimburses brokers, nominees, fiduciaries and other custodians for their reasonable fees and expenses in forwarding proxy materials to stockholders. The Company does not, at this time, intend to hire anyone to solicit proxies on its behalf.

     YOUR VOTE IS IMPORTANT AND YOU ARE ENCOURAGED TO COMPLETE, SIGN AND RETURN YOUR PROXY CARD PROMPTLY SO THAT YOUR SHARES CAN BE REPRESENTED.

                            PROPOSALS TO BE VOTED ON

            PROPOSAL 1-- NOMINATION AND ELECTION OF CLASS 2 DIRECTORS

     Pursuant to the Company's Certificate of Incorporation and Bylaws, the Board of Directors of the Company is divided into three classes: Class 1, Class 2 and Class 3. The following table details the current composition of each class of Directors and the respective expiration dates for the term of each member of the Board of Directors:


                                                      TERM TO EXPIRE AT ANNUAL
CLASS 1 DIRECTORS                                          MEETING IN
-----------------                                     ------------------------
                             David Chernof, M.D.               2003
                             Carolyne Kahle Davis              2003
                             John C. Villforth                 2003

CLASS 2 DIRECTORS
-----------------
                             William R. Grant                  2001
                             David H. MacCallum                2001
                             Thomas R. Testman                 2001
CLASS 3 DIRECTORS
-----------------
                             Alfred E. Mann                    2002
                             Terrance H. Gregg                 2002
                             Jay S. Skyler, M.D.               2002

     As the term of Class 2 Directors is set to expire at the 2001 Annual Meeting, the Board of Directors has approved three nominees to serve as Class 2 Directors. The Bylaws of the Company require the three nominees receiving the highest number of yes votes to be elected as Directors. Stockholders eligible to vote at the Annual Meeting have one vote per share and do not have cumulative voting rights with respect to the election of Directors. Shares represented by Proxies marked "withhold authority" for one or more nominees will be counted as negative votes.

CLASS 2 DIRECTOR NOMINEES

     The Class 2 Director nominees were proposed by the Organization and Compensation Committee of the Board of Directors, which serves as a nominating committee, and approved by the Board. If any of the Class 2 Director nominees should decline or be unable to act as a Director, the persons named in the Proxy will vote in accordance with their best judgment with respect to alternative candidates. The Company knows of no reason why the nominees would not be available for election or, if elected, would not be able to serve.

     The three nominees of the Board of Directors to serve as Class 2 Directors are as follows:

     William R. Grant, age 76, has been a Director of the Company since June 1994. He has served as managing General Partner and Chairman of Galen Associates, a venture capital firm, since 1989. Previously, Mr. Grant served as President and Vice Chairman of Smith Barney Inc., President and Chairman of Mac-Kay Shields Financial Corporation, and Vice Chairman of SmithKline Beecham. Currently, Mr. Grant serves on the boards of Allergan, Inc. a health care company providing eye care and specialty pharmaceutical products, Ocular Sciences, Inc., a manufacturer of contact lenses, Vasogen, Inc., a developer of immune modulation therapies for treatment of various diseases, Massey Energy, Inc., a coal company, and Quest Diagnostics, Inc., a diagnostic testing company. Mr. Grant is a Trustee of the Mary Flagler Cary Charitable Trust and is a member of the General Electric Pension Advisory Emeritus Board. Mr. Grant is Chairman of the Organization and Compensation Committee of the Board.

     David H. MacCallum, age 63, has been a Director of the Company since July 1994. In May 1999, he joined Salomon Smith Barney, a subsidiary of Citigroup, Inc., a major financial institution, where Mr. MacCallum serves as the Global Head of Health Care Investment Banking. Previously, Mr. MacCallum served as Executive Vice President of ING Baring Furman Selz LLC, an investment banking and financial services firm, from April 1998 to May 1999. Prior to that he was the Managing Director, Investment Banking, for UBS Securities LLC, an investment banking and financial services firm, from May 1994 to April 1998. Mr. MacCallum served as Co-Head of Investment Banking of Hambrecht & Quist from 1991 to 1994. Prior to 1991, Mr. MacCallum was a Managing Director of Hambrecht & Quist. He is also a Director of Advanced Bionics Corporation, which we call ABC, a privately held medical device company. Mr. MacCallum is a member of the Organization and Compensation Committee of the Board.

     Thomas R. Testman, age 64, has been a Director of the Company since July 1994. Mr. Testman retired from his position as Managing Partner with Ernst & Young, an international auditing, accounting and consulting services firm, in October 1992 after 30 years of continuous service. During his tenure he held the position of National Director of Management Consulting Services, served on the operating committee of the firm from 1976 to 1980, was Western Regional Director of Consulting Health Care Services and managed area audit and tax practices. From February 1998 to June 1998, Mr. Testman served as the interim Chief Executive for Techniclone Corp., a cancer treatment developer. He also formerly served as a director of Nichols Institute, a publicly-held laboratory company


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

laboratory company that was sold to Corning, Inc. in 1994. He currently serves on the board of directors of Chromavision Medical Systems, Inc., a medical device manufacturer, and Specialty Laboratories, Inc., a reference laboratory, in addition to serving as a director of several privately held health care companies. Mr. Testman is Chairman of the Audit Committee of the Board.



      THE BOARD OF DIRECTORS RECOMMENDS A YES VOTE FOR EACH NAMED NOMINEE.

     OTHER DIRECTORS

     The other directors of the Company whose terms do not expire this year are as follows:

                      CURRENT CONTINUING CLASS 1 DIRECTORS
                               (TERM EXPIRES 2003)

     David Chernof, M.D., age 65, has been a Director of the Company since July 1994. Since January 1999, Dr. Chernof has been President of DCHC - Health Care Consultants, a health care consulting firm. Previously, he has served as Chief Medical Officer of LA Care Healthplan, a health maintenance organization, from October 1996 through December 1998. Previously, Dr. Chernof was an independent medical and health care services consultant. From 1991 to July 1995, Dr. Chernof served as the Senior Vice President and Corporate Medical Director of Blue Cross of California, where he was responsible for medical policies, physician relations, utilization and quality monitoring programs and technology assessment. Dr. Chernof was a member of the Blue Cross of California Board of Directors from 1987 to 1991 and was in private practice from 1968 to 1991. Dr. Chernof is a member of the Audit Committee of the Board. In 2000, Dr. Chernof was appointed to the faculty of the School of Policy, Planning and Development at the University of Southern California as a Senior Fellow.

     Carolyne Kahle Davis, Ph.D., age 69, has been a Director of the Company since May 1997. Dr. Davis currently serves as an independent business advisor to numerous companies. Dr. Davis served as National and International Health Care Advisor to Ernst & Young, LLP, an international auditing, accounting and consulting firm from October 1985 until her retirement in April 1997. From March 1981 until August 1985, Dr. Davis served as Administrator of the Health Care Financing Administration, a sub-cabinet position reporting to the Secretary of Health and Human Services. The Health Care Financing Administration is the agency responsible for the Medicare and Medicaid programs. Previously, Dr. Davis served as Associate Vice President for Academic Affairs at the University of Michigan, and Dean of the University of Michigan School of Nursing. Dr. Davis currently serves on the boards of Beckman Instruments, Inc., a provider of systems which simplify and automate laboratory processes, Beverly Enterprises, Inc., a provider of post-acute care healthcare services and The Prudential Insurance Company of America, an insurance company. She is also a member of the Institute for Medicine. Dr. Davis is a member of the Audit Committee of the Board.

     John C. Villforth, age 70, has been a Director of the Company since May 1996. He has served since September 1990 as President and Executive Director of the Food and Drug Law Institute, a non-profit organization whose mission is to increase knowledge about the laws and regulations pertaining to foods, drugs, cosmetics, medical devices and biological products. Prior to 1990 and for 29 years, Mr. Villforth was a Commissioned Officer in the U.S. Public Health Service in the Department of Health and Human Services, the last 19 years of which he was assigned to the Food and Drug Administration. Mr. Villforth retired from the Public Health Service in August 1990 with the rank of Assistant Surgeon General (Rear Admiral). During his tenure, he held the positions of Director, Center for Devices and Radiological Health of the Food and Drug Administration, which we call the FDA, (1982-1990); Director, Bureau of Radiological Health of the FDA (1969-1982); and Chief Engineer, U.S. Public Health Service (1985-1990), among other positions. Mr. Villforth currently serves on the board of Vasogen, Inc., a developer of immune modulation therapies for treatment of various diseases, and previously served on the boards of Target Therapeutics, Inc. (subsequently acquired by Boston Scientific Corporation), a medical device company, from 1992 to April 1997, and BRI International (subsequently acquired by Quintiles Transnational Corp.), a contract research organization for the biotechnology, pharmaceutical and medical devices industries, from 1992 to 1997. Mr. Villforth is a member of the Organization and Compensation Committee.

                      CURRENT CONTINUING CLASS 3 DIRECTORS
                               (TERM EXPIRES 2002)

     Alfred E. Mann, age 75, is presently the Executive Chairman of the Company, has served as Chairman of the Board and CEO of the Company since its incorporation and was President until 1994 and from October 1995 until October 1996. As Executive Chairman of the Company, Mr. Mann currently shares the Office of the Chief Executive with Terrance H. Gregg. Until March 1994, Mr. Mann served as the Chairman of the Board of the General Partner of MiniMed Technologies Limited, a California limited partnership, which we call MMTL, a predecessor of the Company which was also engaged in the design, manufacture and marketing of hospital intravenous pumps and electrostimulation devices primarily for restoration of hearing for the deaf. Mr. Mann has also served as Chairman of ABC since 1994 and as its CEO from 1994 to February 1996. ABC is the successor to the electrostimulation business segment of MMTL. From 1985 to September 1992, Mr. Mann was also President and CEO of Siemens-Pacesetter, Inc., a manufacturer and distributor of cardiac pacemakers. Mr. Mann founded, and from 1972 until 1985 was Chairman of the Board and CEO of Pacesetter Systems, Inc., a predecessor of Siemens-Pacesetter, Inc. Prior to 1972, he was President of Spectrolab, an electro-optical and aerospace systems company, and Heliotek, a semiconductor and electro-optical components manufacturer, which companies Mr. Mann founded in 1956 and 1960, respectively, and which were sold to Textron Inc. in 1960. Mr. Mann is currently Chairman of the Board of Trustees of the Alfred
E. Mann Foundation, a medical research foundation. Mr. Mann is also the founder and Chairman, of Medical Research Group, Inc., which we call MRG, which conducts research and development activities relating to medical devices. Mr. Mann is also the Chairman of Quallion, LLC, a company involved in the research of medical device components, Second Sight LLC, a company devoted to developing prosthesis to provide sight to patients blinded with outer retinal degenerations, AlleCure Corporation, a biopharmaceutical company, and CTL Immunotherapies Corp., a biopharmaceutical company. He is also a director of Pharmaceutical Discovery Corporation, a pharmaceutical company. Since March 1998, Mr. Mann has served as a Trustee for the University of Southern California. Mr. Mann holds a B.A. and an M.S. degree in physics from the University of California, Los Angeles.

     Terrance H. Gregg, age 52, has been a Director of the Company since August 1998. As President and Chief Operating Officer of the Company, he shares the Office of the Chief Executive with Executive Chairman, Alfred E. Mann. Mr. Gregg was promoted to President and Chief Operating Officer in October 1996. Mr. Gregg joined the Company as Vice President of Regulatory Affairs and Clinical Research in September 1994 and in February was promoted to Executive Vice President, Operations. Mr. Gregg currently serves as Chairman of the Health Advisory Board of the School of Policy, Planning and Development at the University of Southern California, and as an Advisory Council Member of the San Fernando Valley Economic Research Center at the California State University Northridge. Mr. Gregg serves on the Boards of Ocular Sciences, Inc., a manufacturer of contact lenses, Vasogen, Inc., a developer of immune modulation therapies for treatment of various diseases, and Hemotherapies, Inc., a privately held company. Prior to employment with the Company, Mr. Gregg spent the preceding nine years as Vice President of Governmental Affairs for Ioptex Research, the ophthalmic surgical products subsidiary of Smith & Nephew, plc. Prior to joining Ioptex Research, Mr. Gregg was responsible for Regulatory Affairs, Clinical Research and Quality Assurance for divisions of Allergan, Inc., a pharmaceutical company. Mr. Gregg earned a Bachelor of Science degree in zoology from Colorado State University in 1971.

     Jay S. Skyler, M.D., age 54 has served as a Director of the Company since August, 2000. Prior to his election to the Board of Directors, Dr. Skyler was the Chairman of the Medical Advisory Board of the Company from 1992-2000. Dr. Skyler has been a Professor of Medicine, Pediatrics & Psychology at the University of Miami in Miami, Florida since 1985. Dr. Skyler has been the Co-director of Behavioral Medicine Research Center at the University of Miami since 1986 and the Director of Operations Coordinating Center, NIDDK Diabetes Prevention Trial - Type 1 Diabetes, since 1993. Dr. Skyler has authored numerous research and review articles, many of which focus on insulin pump therapy and other aspects and outcomes of intensive management of diabetes. Dr. Skyler also serves on the Board of Directors of Amylin Pharmaceuticals, Inc., a company engaged in the discovery and development of potential drug candidates for the treatment of metabolic disorders. Dr. Skyler earned a Bachelor of Science degree in science from Pennsylvania State University in 1967 and an M.D. degree from Jefferson Medical College in 1969.

COMPENSATION OF DIRECTORS

     Non-employee Directors receive an annual retainer of $8,000, payable quarterly, and meeting fees of $1,000 per Meeting of the Board of Directors and $500 per Meeting of a committee of the Board of Directors. For meetings convened via telephone, non-employee Directors are compensated at the rate of $500 per Board meeting and $250 per committee meeting. Directors are entitled to defer all or part of such cash compensation until their retirement or other termination from the Board, or other predetermined dates. Deferred amounts either accrue interest at a fixed rate or are credited to units which are converted into shares of MiniMed common stock upon distribution. Directors are also reimbursed for out-of-pocket expenses incurred in connection with attendance at Board and Committee meetings. Directors who are employees of the Company receive no compensation for service as members of the Board.

     Non-employee Directors are each granted options to purchase 5,000 shares of MiniMed common stock upon election to the Board, with additional grants of options to purchase 5,000 shares on June 1 of each successive year that the Director serves on the Board, each at an exercise price equal to the fair market value of the common stock on the date of grant. Such options vest over a three year period.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     On September 1, 1998, the Company sold assets and transferred technology related to its implantable pump program to MRG and entered into a series of related transactions. MRG was founded by Alfred E. Mann, founder, Executive Chairman and the largest stockholder of MiniMed. Mr. Mann continues to hold a substantial equity interest in MRG. As part of the transaction to transfer this technology, the Company acquired an option to purchase worldwide exclusive marketing rights to a long-term glucose sensor being developed by MRG, for a $30.0 million exercise price and retained the exclusive marketing rights to the implantable pump product line for diabetes and certain other medical conditions. Under these initial arrangements, the Company was obligated to make mandatory purchases of implantable pumps from MRG through 2001 and additional purchases of implantable products in subsequent periods to retain its exclusivity.

     In February 2001, the Company restructured its agreements with MRG and exercised its option for the worldwide marketing rights to MRG's long-term glucose sensor.

     Under the restructured agreements with MRG, the Company made a $30.0 million equity investment in MRG in March, 2001. The Company's resulting ownership position in MRG is approximately 8.0%. Additionally, the Company is required to make mandatory minimum purchases of implantable pump units from MRG over the next four years in the following amounts based on current prices:


       2001.......................................       $ 1,980,000
       2002.......................................         3,240,000
       2003.......................................         4,860,000
       2004.......................................         7,020,000
                                                         -----------
                 Total............................       $17,100,000
                                                         ===========

     The Company has accrued $3,285,000 as of December 29, 2000, related to implantable pump purchase commitments in excess of expected usage during the four-year period. In addition to these mandatory purchase commitments, in order to maintain its exclusive marketing rights on implantable pumps for periods subsequent to 2002 the Company is required to pay license fees of $12.5 million to MRG related to achievement of development milestones for future products for the treatment of diabetes, which products are in the early stages of development. Furthermore, the Company is required to pay additional fees of up to $12 million in periods subsequent to 2002, which amount will be reduced to the extent the Company purchases implantable pumps in excess of the minimum purchase requirements. In the event that the Company fails to satisfy the minimum purchase commitments in 2003 or 2004 or fails to make the required license fee payments, MRG has the right to repurchase all of the Company's distribution rights to MRG products for $60.0 million, or purchase distribution rights to MRG's next generation implantable pump for $7.5 million. In addition, MRG has the right to terminate the exclusive nature of this Company's distribution rights if the Company fails to meet continuing minimum purchase requirements after 2004. MRG has agreed to supplement the Company's funding of the development of the special insulin used in the implantable system and to fund a greater portion of the clinical trials of the long-term glucose sensor. The Company has also agreed that its exclusive marketing rights to the implantable pump are limited to the treatment of diabetes and not any other medical condition.

     The Company leases a portion of its facility in Sylmar, California to Mr. Mann. Under the terms of the lease, the amount of space being leased is 23,400 square feet with a monthly rent of $8,424 per month for the lease term, which expires in 2001. Pursuant to the terms of the lease, Mr. Mann is also responsible for paying for tenant improvements made to the facilities in the amount of $4,050 per month over the balance of the term (which includes an interest factor of 7.5%). The lease may be terminated by either party upon 90 days notice prior to the end of any calendar year. If the lease is terminated by Mr. Mann, he will be obligated to continue to repay the Company for the tenant improvements until such time as the Company occupies and utilizes the space. The Company believes that the terms of the lease reflect the fair rental value of the space. A portion of that space has been subleased by Mr. Mann to MRG, and a portion has been made available to the Alfred E. Mann Foundation, a medical research foundation founded by Mr. Mann, at no charge. In 2000, the Company leased an additional 3,620 square feet and 5,930 square feet, in the same facility to AlleCure Corporation and ABC, respectively, on a short-term basis at a rate of $1.10 per square foot. Mr. Mann has a substantial financial interest in each of these companies. All such leases are on terms the Company believes to be equal to at least fair market terms to the Company.

     In 1998, the Company entered into a Letter Agreement with CTL Immunotherapies Corp., which we call CTL, regarding a potential strategic alliance. CTL is a biopharmaceutical company involved in the development of proprietary compounds for the treatment of certain targeted medical conditions, including certain forms of cancer. The Letter Agreement addresses certain initial activities involving MiniMed and CTL and contemplates a longer term strategic relationship. Pursuant to the Letter Agreement MiniMed (1) hired certain technical personnel to support the project (who have since become employees of CTL), (2) provided certain laboratory space for the CTL project,
(3) purchased certain capital equipment which is used in connection with the CTL project, (4) provided certain MiniMed products for use in connection with clinical trial activities, and (5) provided ancillary support to CTL in its development efforts. The costs associated with personnel, supplies, materials and related expenses incurred by MiniMed in connection with the CTL project are reimbursed to MiniMed by CTL. The amount of these expenses for 2000 was approximately $1,240, all of which has been reimbursed. MiniMed, CTL and Maersk Medical A/S, which we call Maersk, also executed a Cooperation Agreement in September 2000 whereby MiniMed, in conjunction with Maersk, provides CTL with certain limited support in development of infusion sets for CTL's therapies. Pursuant to this agreement, CTL will develop infusion sets exclusively with MiniMed.

     MiniMed and CTL expect to finalize a Definitive Agreement relating to a strategic alliance, which is anticipated to relate to the development of therapy systems involving selected CTL compounds and MiniMed's medication infusion systems. The parties anticipate that the Definitive Mr. Mann has acquired a substantial ownership position in CTL. Agreement will contain provisions similar to those contained in the Letter Agreement. To the extent therapies utilizing CTL compounds which are appropriate for infusion delivery are successfully developed, the parties anticipate that the Definitive Agreement will provide that MiniMed shall be the exclusive provider of infusion devices and supplies on terms to be negotiated.

COMPANY STOCK PERFORMANCE

     The following graph summarizes cumulative total stockholder return data (assuming reinvestment of dividends) for the period commencing on December 29, 1995 through December 29, 2000. The graph assumes that $100 was invested on December 29, 1995 (i) in the common stock of the Company, (ii) in the Mid-Cap 400 Index and (iii) in the Standard & Poor's Health Care (Medical Products and Supplies) 500 Index. The stock price performance on the following graph is not necessarily indicative of future stock price performance.


                               [GRAPHIC OMITTED]

                                      BASE                           YEARS ENDING
                                     PERIOD      ------------------------------------------------------
COMPANY / INDEX                      DEC-95      DEC-96     DEC-97     DEC-98      DEC-99       DEC-00
-------------------------------------------------------------------------------------------------------
MINIMED INC                           100        257.98     311.01     838.02      1172.00     1344.99
S&P MIDCAP 400 INDEX                  100        119.20     157.65     187.77      215.41       253.12
HLTH CARE(MED PDS&SUPP)-500           100        114.77     143.09     206.25      191.03       275.56


             ACTIVITIES OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors held ten (10) meetings during 2000, and its standing committees also met from time to time to address matters within their respective areas of responsibility. Each member of the Board of Directors was present for at least seventy five percent (75%) or more of the total number of meetings of the Board of Directors and the total meetings held by all committees of the Board of Directors on which he or she served.

COMMITTEES OF THE BOARD

     The standing committees of the Board consist of an Audit Committee and an Organization and Compensation Committee.

     Audit Committee

     During 1999 the Audit Committee proposed, and the Board of Directors approved, a new Charter revising the Charter initially proposed and adopted in 1996. A copy of the new Charter is attached hereto at Appendix A. The Audit Committee may only consist of independent Directors unless the Board of Directors determines, under limited and exceptional circumstances, that membership on the Audit Committee by one Director who is not independent is required by the best interests of the Company and its Stockholders and the nature of that Director's relationships that make him or her not independent is disclosed in the next annual Proxy Statement. The Board of Directors has determined that all present members of the Audit Committee are independent within the meaning of the applicable listing standard of the National Association of Securities Dealers, Inc. Furthermore, the Audit Committee may only consist of independent Directors (as described in the Charter) who are, or undertake to become, sufficiently conversant with financial matters in order to fulfill such Directors' obligations as members of the Audit Committee. The principal duties of the Audit Committee are to provide assistance to the Board of Directors in fulfilling its responsibility to Stockholders, potential Stockholders and the investment community relating to the Company's financial reporting practices. The responsibilities of the Audit Committee include (i) reviewing the annual financial statements of the Company; (ii) reviewing the quarterly and annual financial results of the operations of the Company; (iii) reviewing the scope of the plan of annual audit, related fees and results of audits; (iv) reviewing any material changes to the Company's accounting and financial reporting practices; (v) reviewing the Company's risk management strategies; (vi) reviewing the Company's cash management and investment policy;
(vii) recommending to the Board the retention or replacement of the independent accountants; (viii) reviewing periodically the adequacy of the Company's accounting, financial and internal audit organizations; (ix) reviewing for adequacy the Company's policies regarding related party transactions and similar matters; and (x) acting upon other matters relative to accounting or financial matters that the Audit Committee or the Board deems appropriate. In doing so, it is the Audit Committee's responsibility to maintain free and open means of communication among Directors, the Company's independent accountants, management, the internal personnel and financial managers of the Company. The current members of the Audit Committee are Mr. Testman (Chairman), Dr. Davis and Dr. Chernof. The Audit Committee regularly meets privately with the Company's independent auditors, outside of the presence of any Company officers or other personnel. The Audit Committee held five (5) meetings during fiscal year 2000.

                           REPORT OF THE MINIMED INC.
                                 AUDIT COMMITTEE

     The Audit Committee reports to and acts on behalf of the Board of Directors by providing oversight of the financial management, independent auditors and financial reporting procedures of the Company. The Company's management is responsible for preparing the Company's financial statements and the independent auditors are responsible for auditing those financial statements. The Audit Committee is responsible for overseeing the conduct of these activities by the Company's management and the independent auditors.

     In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors.

     The Audit Committee has discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees). In addition, the independent auditors provided to the Audit Committee the written disclosures required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee and the independent auditors have discussed the auditors' independence from the Company and its management, including the matters in those written disclosures. Additionally, the Audit Committee considered the non-audit services provided by the independent auditors, including tax consulting services, employee benefits services, and services relating to the management and administration of government grants, and the Audit Committee considered the fees and costs billed and expected to be billed by the independent auditors for those services. The Committee has discussed with management the procedures for selection of consultants and the related competitive bidding practices and fully considered whether those services provided by the independent auditors are compatible with maintaining auditor independence.

     The Committee has discussed with the Company's independent auditors, with and without management present, their evaluations of the Company's internal accounting controls and the overall quality of the Company's financial reporting, including the Company's plans to add an internal audit function.

     In concluding that Deloitte & Touche is independent, the Audit Committee considered, among other factors, whether the provision of nonaudit services (as described below) provided by Deloitte & Touche were compatible with maintaining their independence.

     Deloitte & Touche LLP Fees:

     Audit Fees. The aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the audit of the Company's annual financial statements for the year ended December 29, 2000 and for the reviews of the financial statements included in the Company's Forms 10-Q for that year was approximately $239,995.

     All Other Fees. The aggregate fees billed by Deloitte & Touche LLP for all other services not referred to above, including tax services, for the year ended December 29, 2000 was approximately $122,298.

     In reliance on the reviews and discussions with management and the independent auditors referred to above, the Audit Committee recommended to the Board of Directors on March 15, 2001, and the Board has approved, the inclusion of the audited financial statements in the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 2000, for filing with SEC. The Audit Committee also recommended to the Board of Directors, and the Board has approved, subject to stockholder ratification, the selection of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 28, 2001.

                          Thomas R. Testman - Chairman

                           Carolyne Kahle Davis, Ph.D.

                               David Chernof, M.D.


     Organization and Compensation Committee

     The Organization and Compensation Committee may only consist of independent directors who are not current or former employees of the Company. The primary responsibilities of the Organization and Compensation Committee are to review and approve significant changes to the Company's organizational structure, monitor and evaluate the performance of the Company's executive officers, review and approve the Company's management succession and changes, and review and approve compensation levels and incentive programs for the executive officers of the Company. The Organization and Compensation Committee also performs the functions of a typical nominating committee including reviewing qualifications of potential candidates for election as Directors of the Company from whatever sources obtained and making recommendations to the Board with respect to nominees. The Committee also establishes establishing criteria to evaluate Director performance, and recommend assignments of Directors to committees of the Board. The current members of the Organization and Compensation

Committee are Mr. Grant (Chairman), Mr. MacCallum and Mr. Villforth. The Organization and Compensation Committee held four (4) meetings during fiscal year 2000, and also adopted resolutions by unanimous written consent of the members. A report of the Organization and Compensation Committee with respect to executive compensation matters appears below.


                           REPORT OF THE MINIMED INC.
                     ORGANIZATION AND COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION


OVERALL POLICY

     The MiniMed Organization and Compensation Committee of the Board of Directors is composed entirely of independent, non-employee Directors. In fulfilling its obligations, the Organization and Compensation Committee reviews and approves corporate organizational structure; monitors the performance of executive officers; evaluates members of the Office of the Chief Executive; reviews and approves management succession and changes; establishes compensation levels and incentive programs for executive officers; and approves Directors' compensation. In order to assist the Organization and Compensation Committee with the discharge of its obligations, during 2000 it retained the services of SCA Consulting to advise it relative to the competitive position of the Company's compensation levels and practices for the Company's executive officers.

     In establishing the Company's executive compensation program, the Organization and Compensation Committee takes into account current market data and compensation trends for comparable companies, gauges achievement of corporate and individual objectives, and considers the overall effectiveness of the program. The Organization and Compensation Committee bases the compensation program on the following principles:


o The compensation program has three elements: basic annual salary, annual incentive awards, and stock options.

o Executives' interest in the business should be linked to the interests and benefits received by the Company's Stockholders.

o Compensation levels for executive officers are benchmarked to market information from general industry surveys, additional surveys conducted by outside consultants and from proxy materials of other similar companies. Peer group information is developed on the basis of industry (medical products/research companies), revenues, profits and other similar criteria. In 2000, the peer group was selected from among companies deemed to be comparable to the Company. Accordingly, companies selected include those
     (i) whose securities are publicly traded, (ii) with high market capitalization relative to revenues and (iii) with a record of high growth and high performance.

o Compensation is tied to performance. A significant part of the total compensation opportunity is in the form of an annual incentive bonus award, to be earned only if specific financial goals are met and value is created for stockholders. Likewise, award amounts are based upon the achievement of specific financial goals, as well as upon individual accomplishments.

     In considering compensation levels in earlier years, the Organization and Compensation Committee had historically targeted compensation levels for Company executive officers at the median of peer group companies. Beginning in 1999, the Organization and Compensation Committee acknowledged that the Company had experienced significant success during the prior years, as measured by a variety of criteria. The Organization and Compensation Committee identified the continuing retention of the executive officers as a key goal, and endeavored to increase the base salary of the executive officers annually, on an incremental basis over successive years, in order to assure appropriate pay for performance. This trend commenced in 1999 and continued to be applied in 2000.

     The compensation program for the executive officers is described below.

     BASE SALARY: Competitive base salaries are determined for each executive based on a review of the salaries in the selected group of peer companies and similar survey data. In conjunction with the competitive data, actual salaries are established based on executive roles and responsibilities, position titles, and the skills, experience and performance of individual executives.

     ANNUAL INCENTIVES: For the 2000 fiscal year, annual bonus consideration was based upon an annual incentive plan for executives, the general terms of which previously were approved by the Organization and Compensation Committee and the particular 2000 performance goals were approved in early 2000. The purpose of the plan is to (i) provide competitive pay in order to attract and retain qualified executives, (ii) provide incentive to meet MiniMed financial and individual/functional objectives, (iii) reward managers who significantly impact financial performance, (iv) encourage teamwork and (v) encourage adherence to the corporate culture of the Company. The plan provides for bonus awards based upon the achievement of predetermined Company revenue and earnings per share objectives and individual performance objectives. The Company believes that the achievement of the objectives create additional value for stockholders.

     STOCK OPTIONS: The Company's long-term incentive program consists entirely of stock options granted at 100% of fair market value which generally vest over a five-year period, although the stock option awards granted in recent years for the Executive Chairman and the President vest over three years. The number of options granted to individual executives is based on a combination of factors, including competitive market practice, executive roles and responsibilities, performance assessments and prior stock option grant levels. The Organization and Compensation Committee believes that stock options are a key ingredient in linking executive interests to Stockholder interests and represent the primary capital accumulation opportunity for executives. Therefore, significant stock option grants are critical to retain, attract, and motivate qualified executives.

     2000 COMPENSATION FOR THE EXECUTIVE CHAIRMAN AND THE PRESIDENT: In determining the 2000 salary and annual incentive award for the Executive Chairman and the President, the Organization and Compensation Committee considered all aspects of Company and individual performance. The primary evaluation criteria, similar to the criteria applied to the CEO performance review in prior years, included leadership, strategic planning, financial results, succession planning, strategic partnering, and external and Board relations.

     Previously, the Organization and Compensation Committee had determined that compensation for the Company's Chief Executive had been below peer companies. Accordingly, commencing in 1999, the Organization and Compensation Committee began to increase the relative compensation for the Company's Chief Executive to better reflect the results of operations and shareholder return for the Company. As planned by the Organization and Compensation Committee, this trend continued in 2000.

     The leadership of Mr. Mann and Mr. Gregg enabled the Company to achieve significant financial results in 2000, while continuing to invest heavily in future opportunities for the Company. For fiscal year 2000 the Company's sales increased 39% and net income grew 65% (excluding the effect of a gain on an investment position). Pursuant to the Company's executive incentive bonus plan, Mr. Mann and Mr. Gregg would have been eligible to receive a bonus equal to approximately 50% and 45% of their respective base salaries in recognition of such performance. However, all of the executive officers of the Company, including Mr. Mann and Mr. Gregg, voluntarily elected to forego consideration of bonus awards for fiscal year 2000, which would have been paid in the first quarter of 2001. This decision was reached because, although the Company achieved record sales and earnings performance in fiscal year 2000, results failed to achieve increased consensus expectations of financial analysts.

     Mr. Mann and Mr. Gregg each were granted options to purchase 200,000 shares of common stock on February 25, 2000 with term of eight years, an exercise price of $43.25 per share and a vesting period of three years. This amount provides long-term incentive opportunity at the median of competitive practice, tied directly to stockholder value creation. The grant of options reflects the two-for-one stock dividend distributed on August 18, 2000 to stockholders of record as of August 2, 2000.

     OMNIBUS BUDGET RECONCILIATION ACT (IRC SECTION 162(m)): The Organization and Compensation Committee periodically reviews the implication of Section 162(m) of the Internal Revenue Code of 1986, as amended, regarding the deductibility of executive compensation for the Chief Executive of the Company and next four most highly compensated executive officers. Compensation paid in 1998 for any single executive did not exceed the limits of Section 162(m) and was therefore fully deductible by the Company. The Organization and Compensation Committee will continue to monitor the implications of Section 162(m) for executive compensation programs.

                           William R. Grant - Chairman

                               David H. MacCallum

                                John C. Villforth


                        EXECUTIVE OFFICERS OF THE COMPANY

     The Company's executive officers are generally appointed annually by the Board of Directors for a one year term and serve at the pleasure of the Board. As of April 30, 2001, the Company's executive officers are:



                NAME                      AGE                    POSITIONS WITH THE COMPANY
                ----                      ---                    --------------------------
Alfred E. Mann.....................        75       Executive Chairman, and Member, Office of the Chief Executive
Terrance H. Gregg..................        52       President and Chief Operating Officer, and Member, Office of
                                                      the Chief Executive
Stephen A. Bowman..................        56       Senior Vice President, Sales and Marketing
Eric S. Kentor.....................        42       Senior Vice President, General Counsel and Secretary
David Morley.......................        54       Senior Vice President, Operations
Kevin R. Sayer.....................        43       Senior Vice President, Finance and Chief Financial Officer
Steven M. Schultz .................        39       Senior Vice President, Human Resources and Customer Service,
                                                      Assistant General Counsel
Kevin Wells........................        38       Senior Vice President, Research and Development



     The following is information with respect to the Company's executive officers who are not members of the Board.

     STEPHEN A. BOWMAN joined the Company as Senior Vice President, Sales and Marketing in March 1999. Prior to joining the Company, Mr. Bowman served as Vice President, International Sales and Marketing of Sulzer Intermedics, Inc., a manufacturer and distributor of implantable and disposable medical products, where he served as Vice President - International Sales and Marketing from October 1992 until March 1999 and as Vice President - Worldwide Marketing from May 1992 to October 1992. Mr. Bowman served as Director - Western Region at Sulzer Intermedics from May 1991 to May 1992. Previously, from November 1989 to April 1991, Mr. Bowman was General Manager of Biotronik, Inc. a manufacturer and distributor of implantable medical products. Prior to joining Biotronik,

Mr. Bowman held various positions with Medtronic, Inc., Johnson & Johnson and Del Monte Sales. Mr. Bowman earned a B.A. degree in Marketing from San Diego State University in 1968.

     ERIC S. KENTOR was promoted to Senior Vice President in February 1996. Mr. Kentor joined the Company in May 1995 as Vice President, General Counsel and Secretary. Prior to joining the Company, Mr. Kentor was Vice President, Legal Services, of Health Net, which at the time was California's second largest health maintenance organization, where he held various positions beginning in March 1994. From March 1994 until May 1995, Mr. Kentor also served as Executive Counsel of Health Net's parent corporation, Health Systems International, Inc. Previously, from 1987 until 1994, Mr. Kentor practiced with the law firm of McDermott, Will & Emery, where he was elected partner in 1992. Mr. Kentor received a J.D. degree from the UCLA School of Law in 1986.

     DAVID MORLEY joined the Company as Senior Vice President, Operations in January 1998. Prior to joining the Company, Mr. Morley served as Executive Vice President of Operations at St. Jude Medical, Inc., a manufacturer of cardiac pacemakers and related products. At St. Jude Medical, Mr. Morley was responsible for all manufacturing and quality activities at facilities in California, Arizona, South Carolina and Sweden. Mr. Morley received a B.A. from Duquesne University in 1968, an M.A. from the University of Pittsburgh in 1970 and an M.B.A. from California State University Northridge.

     KEVIN R. SAYER was promoted to Senior Vice President, Finance, in February 1996. Mr. Sayer joined the Company in May 1994 as Vice President, Finance and Chief Financial Officer. Prior to joining the Company, Mr. Sayer spent the previous 11 years with Ernst & Young LLP, where he specialized in providing auditing, accounting and consulting services to high growth companies, primarily in the health care and high technology industry segments. Mr. Sayer received a B.S. in accounting from Brigham Young University in 1981 and received a Masters degree in accounting/information systems from Brigham Young University in 1983.

     STEVEN M. SCHULTZ joined the Company in July 1998 as Vice President, Human Resources and Assistant General Counsel. In June 2000, Mr. Schultz was promoted to Senior Vice President, Human Resources and Assistant General Counsel and, in October 2000, Mr. Schultz also assumed responsibility for Customer Service. From 1988 until he joined the Company, Mr. Schultz practiced with the law firm of Gibson, Dunn & Crutcher LLP, where he was elected partner in 1995. Throughout his law practice, Mr. Schultz specialized in employment law, representing employers. Previously, Mr. Schultz served a one-year judicial clerkship with the Honorable Stephen V. Wilson of the United States District Court for the Central District of California. Mr. Schultz earned his J.D. degree from UCLA School of Law in 1987.

     KEVIN WELLS was promoted to Senior Vice President, Research and Development in August 2000. Mr. Wells joined the Company in January, 1999 as Vice President, Analytical Products, and was promoted to Vice President, and Chief Information Officer in September 1999. Prior to joining the Company, Mr. Wells served as Vice President, Software Engineering at Disney Online. From 1994 until 1998, Mr. Wells held a number of positions within the high technology divisions of The Walt Disney Company, including Director of Marketing and Director of Customer Service. Prior to joining Disney, Mr. Wells held a variety of engineering and marketing positions with startup companies in Silicon Valley. Mr. Wells earned a B.S. in Physics, an M.S. in Electrical Engineering, and an M.B.A. degree from Stanford University in 1984, 1985, and 1990 respectively.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

EXECUTIVE COMPENSATION

     The following table sets forth, for the year ended December 29, 2000, the compensation paid by the Company to Mr. Mann and Mr. Gregg, and each of the other four most highly compensated executive officers of the Company who received salary and bonuses in excess of $100,000 during 2000, for all services rendered in all capacities in which they serve. We refer to such individuals collectively as the "Named Executive Officers."

                           SUMMARY COMPENSATION TABLE

     The following table summarizes the compensation earned by the Named Executive Officers during the fiscal years 2000, 1999 and 1998.



                                                                                         Long-Term
                                                      Annual Compensation               Compensation
                                      ------------------------------------------------  -------------
                                                                            Other                            All
                                                                            Annual       Securities         Other
                                            Salary          Bonus        Compensation    Underlying         Other
Name and Principal Position:                  ($)            ($)             ($)         Options (#)    Compensation ($)
----------------------------                ------          -----        ------------    ----------     ----------------
Alfred E. Mann                        2000   398,462          --    (1)       --             200,000         507  (2)
      Executive Chairman              1999   322,404        259,200 (3)       --             200,000         507  (4)
      Member, Office of Chief         1998   274,231        173,757 (5)       --                   0       3,300  (6)
      Executive

Terrance H. Gregg                     2000   387,500          --    (1)       --             200,000       3,655  (7)
     Director, President and          1999   298,943        204,750 (3)       --             200,000       3,406  (8)
     Chief Operating Officer          1998   233,769        124,031 (5)       --                   0       3,626  (9)
     Member, Office of Chief
     Executive

David Morley                          2000   249,039          --    (1)       --              70,000       4,915 (10)
     Senior Vice President,           1999   210,961        121,500 (3)       --              80,000       4,155 (11)
     Operations                       1998   161,539 (12)    82,688 (5)       --             120,000       2,393 (13)


Eric S. Kentor                        2000   248,846          --    (1)       --              70,000       4,031 (14)
     Senior Vice President, General   1999   201,730        118,800 (3)       --              60,000       3,058 (15)
     Counsel and Secretary            1998   164,539         77,963 (5)       --                   0       2,313 (16)

Kevin R. Sayer                        2000   248,461          --    (1)       --              70,000       3,166 (17)
     Senior Vice President, Finance   1999   193,828        113,400 (3)       --              60,000       2,233 (18)
     and Chief Financial Officer      1998   156,631         74,183 (5)       --                   0       3,537 (19)

Stephen A. Bowman                     2000   199,039          --    (1)     30,944 (20)       60,000       3,442 (21)
      Senior Vice President Sales     1999   128,747 (22)    94,500 (3)     89,588 (23)      120,000       1,458 (24)
      and Marketing                   1998    --              --                               --           --

(1) All Named Executive Officers earned and were entitled to cash bonuses for 2000 in accordance with (1) the Company's bonus plan. However, all Named Executive Officers voluntarily declined to accept their respective cash bonus.
(2)  Consists of a service award of $507.
(3) Consists of performance bonuses accrued by the Company in 1999 but paid, at the election of the Company, in 2000.
(4)  Consists of a service award of $507.
(5) Consists of performance bonuses accrued by the Company in 1998 but paid, at the election of the Company, in 1999.
(6)  Consists of a matching contribution of $3,300 to a 401(k) plan.
(7) Consists of a service award of $195 and a matching contribution of $3,500 to a 401(k) plan.
(8) Consists of a service award of $101 and a matching contribution of $3,305 to a 401(k) plan.
(9) Consists of a matching contribution of $1,034 to a 401(k) plan and a term life insurance premium of $2,592.
(10) Consists of a matching contribution of $3,500 to a 401(k) plan and a term life insurance premium of $1,415.
(11) Consists of a matching contribution of $3,311 to a 401(k) plan and a term life insurance premium of $844.
(12) Mr. Morley became employed by the Company on January 19, 1998.
(13) Consists of a term life insurance premium of $2,393.
(14) Consists of a matching contribution of $3,281 to a 401(k) plan, a term life insurance premium of $595, and a service award of $155.
(15) Consists of a matching contribution of $2,693 to a 401(k) plan and a term life insurance premium of $365.
(16) Consists of a matching contribution of $1,733 to a 401(k) plan and a term life insurance premium of $580.
(17) Consists of a matching contribution of $2,412 to a 401(k) plan, a term life insurance premium of $599, and a service award of $155.
(18) Consists of a service award of $101, matching contribution of $1,780 to a 401(k) plan and a term life insurance premium of $352.
(19) Consists of a matching contribution of $2,686 to a 401(k) plan and a term life insurance premium of $851.
(20) Consists of an auto allowance of $16,717, housing allowance of $18,100, medical expenses of $3,339 and enhanced long term disability premium of $2,788.
(21) Consists of a matching contribution of $1,925 to a 401(k) plan and a term life insurance premium of $1,517.
(22) Mr. Bowman became employed by the Company in March 1999.
(23) Consists of expenses for relocation in the amount of $58,927, an auto allowance of $13,759, a housing allowance of 12,600, medical expenses of $1,514, and enhanced long term disability premium of $2,788.
(24) Consists of a matching contribution of $1,458 to a 401(k) plan.

OPTION GRANTS IN 2000

     The following table summarizes option grants in 2000 to the Named Executive Officers.

                        OPTION GRANTS IN LAST FISCAL YEAR


                                                                                             POTENTIAL REALIZABLE VALUE
                          NUMBER OF          % OF TOTAL                                      AT ASSUMED ANNUAL RATES OF
                          SECURITIES      OPTIONS GRANTED   EXERCISE OR                          APPRECIATION FOR
                          UNDERLYING            TO             BASE                                OPTION TERM(2)
                           OPTIONS         EMPLOYEES IN        PRICE        EXPIRATION    ---------------------------
NAME:                   GRANTED (#)(1)     FISCAL YEAR      ($/SHARE)(1)       DATE          5% ($)          10%($)
-----                   --------------    --------------   -------------    ----------    -------------   -------------
Alfred E. Mann              200,000            11.25%            43.50         2/25/08       4,152,000       9,934,000
Terrance H. Gregg           200,000            11.25%            43.50         2/25/08       4,152,000       9,934,000
David Morley                 70,000            3.94%             43.50         2/25/08       1,453,200       3,476,900
Eric S. Kentor               70,000            3.94%             43.50         2/25/08       1,453,200       3,476,900
Kevin R. Sayer               70,000            3.94%             43.50         2/25/08       1,453,200       3,476,900
Stephen A. Bowman            60,000            3.38%             43.50         2/25/08       1,245,600       2,980,200


-------

     (1) All options granted in 2000 were non-qualified stock options granted pursuant to the MiniMed Inc. Third Amended and Restated 1994 Stock Incentive Plan, which we call the 1994 Plan. All grants in 2000 had exercise prices equal to fair market value, as defined in the 1994 Plan. With the exception of the options granted to Messrs. Mann and Gregg, all grants become exercisable over a five year period with 20% becoming exercisable on each anniversary of such grant until fully vested. The grants to Messrs. Mann and Gregg become exercisable over a three year period with 33.3% becoming exercisable on each anniversary of such grant until fully vested. All share amounts have been adjusted to reflect a 2-for-1 stock dividend which was distributed on August 18, 2000.

     (2) The potential gains shown are net of the exercise price and do not include the effect of any taxes associated with exercise. The amounts shown are for the assumed rates of appreciation only and may not necessarily be realized. Actual gains, if any, on stock option exercises depend on the future performance of the Company's common stock, continued employment of the optionee through the term of the option and other factors.

STOCK OPTIONS

     The Company has outstanding options to purchase shares of MiniMed common stock, including options granted under the 1994 Plan and options granted by MMTL, predecessor to the Company, pursuant to its 1992 Amended and Restated Stock Plan, which we call the MMTL Plan. Options granted under the MMTL Plan were assumed by the Company and became exercisable to purchase shares of common stock of the Company. Under the MMTL Plan, options to purchase 3,921,800 shares of common stock of the Company were granted. No additional options will be granted under the MMTL Plan. As of March 30, 2001, under the MMTL Plan, options to purchase 104,900 shares of common stock remained outstanding, and options to purchase 3,419,132 shares had been exercised. Under the 1994 Plan, as of March 30, 2001, options to purchase 12,814,928 shares of common stock have been granted, of which options representing 3,030,418 shares have been exercised and options representing 8,985,910 shares of common stock remain outstanding. Also, as of March 30, 2001, 2,983,672 shares of common stock remained available for future grants under the 1994 Plan of which 798,000 options had been previously canceled and made available for future grants.

     The following table sets forth certain information with respect to the unexercised options to purchase common stock of the Company held by the Named Executive Officers as of December 29, 2000 and options exercised by the Named Executive Officers in the fiscal year ended December 29, 2000.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUE

                                                                                                    VALUE OF UNEXERCISED
                                                             NUMBER OF SECURITIES UNDERLYING        IN-THE-MONEY OPTIONS
                        SHARES ACQUIRED                    UNEXERCISED OPTIONS AT 12/29/00 (#)        AT 12/29/00 ($)1
                               ON              VALUE       -----------------------------------  ------------------------------
         NAME             EXERCISE (#)     REALIZED ($)      EXERCISABLE      UNEXERCISABLE     EXERCISABLE      UNEXERCISABLE
         ----             ------------     ------------      -----------      -------------     -----------      -------------
Alfred E. Mann                 --                --           1,154,667           365,333        42,431,699         3,989,484
Terrance H. Gregg           170,000         9,204,618           322,667           461,333        10,424,740         7,131,480
Eric S. Kentor              140,000         7,464,393           122,000           170,000         4,195,681         2,795,870
David Morley                 40,000         1,324,886                 0           206,000                 0         3,672,743
Kevin R. Sayer              120,000         6,201,658            88,000           156,000         2,937,745         2,297,558
Stephen A. Bowman            40,000         1,265,149                 0           132,000                 0         1,491,746


---------

(1) Based on the closing price of $42.0312 on The Nasdaq National Stock Market on December 29, 2000.

CHANGE OF CONTROL AGREEMENTS

     The outstanding options to purchase shares of common stock of the Company will become exercisable in full in the event of a "change in control" of the Company unless the Board of Directors elects to include a provision in any award expressly providing that such acceleration does not apply. "Change in control" under these plans is defined as (i) the acquisition by any person of 50% or more of the combined voting power of the Company's outstanding voting securities;
(ii) the sale, lease or other disposition of all or substantially all of the Company's assets, such as by merger, consolidation or otherwise; or (iii) the dissolution or liquidation of the Company. The Organization and Compensation Committee may also, in its discretion, accelerate the exercisability or vesting of any Award (as defined in the 1994 Plan) in accordance with the administration of the 1994 Plan.

     In 1999, the Company entered into agreements with Messrs. Mann, Gregg, Kentor, Morley and Sayer, providing for severance benefits to such officers in the event of termination of their employment in connection with a change of control of the Company occurring prior to March 1, 2001, the two-year anniversary of such agreements. These agreements were renewed for an additional two-year period effective March 1, 2001. In August 1999, the Company entered into a similar agreement with Mr. Bowman in the event of termination of his employment in connection with a change of control of the company occurring prior to August 2001. Messrs. Schultz and Wells entered into similar agreements with the Company in August 2000, and October 2000, respectively. The severance benefits are payable if the Company terminates the employment of an officer without cause or the officer voluntarily terminates his employment for good reason (generally consisting of adverse changes in responsibilities, compensation, benefits or location of work place) within two years after a change of control or three months prior to and in connection with, or in anticipation of, such a change. The benefits are also payable if the officer voluntarily terminates his employment for any reason within 30 days after the expiration of one year after a change of control.

     In these agreements, "Change of control" is defined to mean:

     o the acquisition of beneficial ownership of 30% or more of the outstanding shares of voting stock of the Company by any person, entity or group, subject to certain exceptions including acquisitions by Mr. Mann and acquisitions of shares beneficially owned by him as a result of his death or transfers during his lifetime to

     o charities or members of his family or certain entities in which charities or members of his family have a majority of the beneficial interest;

     o any change in the directors of the Company after which a majority of the directors consist of persons who (i) were not serving as directors when the severance benefit agreements were entered into or (ii) were selected for election by stockholders, or elected to fill vacancies on the Board, by directors referred to in clause (i) or were themselves selected or nominated as described in this clause (ii);

     o a sale of all or substantially all of the Company's assets or a merger, consolidation or reorganization of the Company unless the holders of the outstanding voting shares of the Company immediately before any such transaction own at least 70% of the outstanding voting shares of the Company or a successor company immediately after the transaction; or

     o    a liquidation of the Company.

     The severance benefits generally consist of a lump sum payment equal to two times the officer's annual base salary and two times his average annual bonus determined over the three prior years (subject to certain exceptions), a prorated portion of the bonus for the year of termination, continuation of Company life, health and disability insurance for two years or until any earlier date when other full time employment is obtained providing health plan benefits without an exclusion for pre-existing conditions, continuation of the use of a Company car for one year or until any earlier date when other full time employment is obtained and acceleration of the date when outstanding stock options become exercisable. The benefits (other than acceleration of the vesting dates of stock options) are subject to reduction to avoid the taxes and loss of deductions associated with "excess parachute payments" under the Internal Revenue Code.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     Set forth below is a tabulation indicating those persons or groups who are known to the Company to have been beneficial owners of at least 5% of the outstanding shares of common stock of the Company as of December 29, 2000. The following information is based on reports on Schedules 13D or 13G filed with the Securities and Exchange Commission or other information deemed to be reliable by the Company.


NAME AND ADDRESS                                  SHARES BENEFICIALLY
OF BENEFICIAL OWNERS                                      OWNED            PERCENT OF CLASS
--------------------                               ------------------      ----------------
Alfred E. Mann................................        17,877,077 (1)              27.14%
18000 Devonshire Street
Northridge, California 91325

FMR
Corp..........................................         3,884,900 (2)              6.021%
82 Devonshire Street
Boston, Massachusetts  02109


-------

(1) Includes 1,320,001 shares which Mr. Mann has the right to purchase under outstanding stock options which are exercisable or become exercisable within 60 days of December 29, 2000. Also includes 621,000 shares owned by the Alfred E. Mann Foundation, which we call the Foundation, of which Mr. Mann is a trustee. As a trustee, Mr. Mann shares voting and investment power with respect to the shares owned by the Foundation. Mr. Mann disclaims any beneficial interest in the shares owned by the Foundation. All share amounts have been adjusted to reflect a 2-for-1 stock dividend which was distributed on August 18, 2000.

(2) As reported by FMR Corp. and Edward C. Johnson, III and Abigail P. Johnson in their joint Schedule 13G incorporating information as of December 31, 2000 and filed on February 14, 2001 with the Securities and Exchange Commission. Pursuant to the schedule (a) Fidelity Management & Research Company, which we call Fidelity, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 3,880,900 shares or 6.015% of the common stock of the Company; (b) Members of the Edward C. Johnson, III family own approximately 49% of the voting power of FMR Corp. with Edward C. Johnson, III owning 12% and Abigail P. Johnson owning 24.5% of the aggregate outstanding voting stock of FMR Corp.; (c) Edward C. Johnson, III and FMR Corp. have sole power to dispose of the 3,880,900 shares; (d) FMR Corp's Board of Trustees has the power to vote or direct the vote of the shares owned; (e) Fidelity Management Trust Company, a wholly-owned subsidiary of FMR Corp., is the beneficial owner of 4,000 shares or 0.006% of the common stock outstanding of the Company; (f) Edward C. Johnson, III and FMR Corp., through its control of Fidelity Management Trust Company, has sole dispositive power and sole power to vote or direct the voting of 4,000 shares of the common stock of the Company; and (g) Strategic Advisors, Inc., a wholly-owned subsidiary of FMR Corp., is an investment advisor to individuals and as such FMR Corp's beneficial ownership may include shares beneficially owned through Strategic Advisors, Inc.

SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of March 1, 2001, the number of shares of common stock beneficially owned by each of the current Directors of the Company, including the three nominees to serve as Directors of the Company, by each Named Executive Officer, by all directors and executive officers as a group and the percentage those shares represent of the total number of shares of common stock of the Company outstanding as of that date. Unless otherwise indicated, all persons named as beneficial owners of common stock have sole voting and investment power with respect to such common stock.



NAME OF INDIVIDUAL OR                                    AMOUNT OF SHARES
NUMBER OF PERSONS IN GROUP                             BENEFICIALLY OWNED(1)      PERCENTAGE OF CLASS
--------------------------                             ---------------------      -------------------
Alfred E. Mann...................................            17,877,077 (2)           27.11%
David Chernof, M.D...............................                15,000                   *
Carolyne Kahle Davis ............................                27,232                   *
William R. Grant.................................                     0                   *
Terrance H. Gregg................................               503,105                   *
David H. MacCallum...............................                53,492                   *
Jay S. Skyler, M.D...............................                29,000                   *
Thomas R. Testman................................                38,500                   *
John C. Villforth................................                62,500                   *
Eric S. Kentor...................................               176,427                   *
David Morley.....................................                55,356                   *
Kevin R. Sayer...................................               128,000                   *
Stephen A. Bowman ...............................                36,000                   *
All Directors and Executive Officers as a group
    (15 persons).................................            19,026,921               27.52%

-------

*    The amount shown is less than 1% of the outstanding shares of common stock.

(1) Includes the following numbers of shares which the executive officer or Director has the right to purchase under outstanding stock options which are exercisable or become exercisable within 60 days of March 1, 2001: Mr. Mann - 1,320,001, Mr. MacCallum - 46,500, Mr. Testman - 32,500, Mr. Gregg - 500,001, Mr. Kentor - 170,000, Mr. Sayer - 128,000, Mr. Villforth - 62,500,
     Dr. Davis - 27,232, Dr. Chernof - 2,500, Mr. Morley - 54,000, Mr. Bowman - 36,000, all directors and executive officers as a group (15 persons) - 2,401,234.

(2) Includes 621,000 shares beneficially owned by the Foundation of which Mr. Mann is a trustee. As a trustee, Mr. Mann shares voting and investment power with respect to the shares beneficially owned by the Foundation. Mr. Mann disclaims any beneficial interest in the shares owned by the Foundation.

     In addition to the foregoing beneficial ownership amounts, the directors listed below elected to defer all or a portion of their annual retainer and meeting fees. These amounts will be applied to the purchase of units which are equivalent to shares of the Company's common stock. As of March 1, 2001, such amounts constitute units converting into the following number of shares of the Company's common stock:


                                                                           COMMON SHARE
NAME                                                                        STOCK UNITS
----                                                                        -----------
Carolyne K. Davis.................................................           1,891.47
William R. Grant..................................................           8,195.98
David H. MacCallum................................................           4,601.46
Jay S. Skyler, M.D. ..............................................             199.78
Thomas R. Testman.................................................          12,513.83
John C. Villforth.................................................           6,475.42



         PROPOSAL 2 -- AMENDMENT TO CERTIFICATE OF INCORPORATION OF THE
                  COMPANY TO INCREASE AUTHORIZED CAPITAL STOCK

     As of March 30, 2001, there were 64,664,116 shares (as adjusted for the two-for-one stock split payable to stockholders of record on August 18, 2000) of Common Stock issued and outstanding (exclusive of treasury shares) and 15,836,896 shares (as adjusted) of Common Stock were reserved for issuance in connection with all of the Company's stock plans. The Board of Directors proposes that Stockholders authorize an amendment of the Company's Certificate of Incorporation to increase the number of authorized shares of common stock from 100,000,000 to 200,000,000 shares and to increase the number of authorized shares of Preferred Stock from 10,000,000 to 20,000,000 shares. The par value of the Common Stock would remain at $0.01 per share. This would replenish the authorized shares available for issuance and provide substantial additional shares of both Common and Preferred Stock for future issuance. Although these additional shares would provide further flexibility, there are no present plans for their use. The Board of Directors recommends that such increase in the number of authorized shares of Common and Preferred Stock be approved by the Stockholders.

     The proposed amendment to the Restated Certificate of Incorporation will be effected by deleting the introductory paragraph of Article IV of the Company's Restated Certificate of Incorporation, as amended, and substituting a new introductory paragraph that reads in full as follows:

                                   "ARTICLE IV

                            AUTHORIZED CAPITAL STOCK

     The total number of shares of all classes of stock which the corporation shall have the authority to issue shall be 220,000,000 shares, consisting of 200,000,000 shares of Common Stock, with a par value of one cent ($.01) per share and 20,000,000 shares of Preferred Stock, with a par value of $.01 per share (the "Preferred Stock")."

     The Board of Directors is of the opinion that the proposed increase in the number of authorized shares of common stock is in the best interest of the Company and its Stockholders. The Board of Directors believes that the Company should have sufficient authorized but unissued shares for issuance in connection with stock splits and stock dividends, implementation of employee benefit plans, offer of shares for cash, acquisitions of other businesses, and other proper business purposes. In many such situations prompt action may be required which would not permit seeking stockholder approval to authorize additional shares for the specific transaction on a timely basis.

     The additional shares of Common and Preferred Stock sought by the amendment will be available for issuance without further action by Stockholders, unless such action is required by applicable law or the rules of any stock exchange or system of automated quotations on which the Company's securities may be listed. The Nasdaq National Market requires specific stockholder approval as a prerequisite to listing shares in several instances, including an acquisition where the present or potential issuance of shares could result in an increase of 20% or more in the number of shares of common stock outstanding.

            THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.


                     PROPOSAL 3 -- RATIFICATION OF SELECTION
                        OF INDEPENDENT PUBLIC ACCOUNTANTS

     Upon recommendation of the Audit Committee, the Board of Directors has selected Deloitte & Touche LLP to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending December 28, 2001. Deloitte & Touche LLP served in this capacity for the year ending December 29, 2000. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions of stockholders and to make a statement if they desire.

     The Board of Directors is submitting the approval of Deloitte & Touche LLP to the Stockholders as a matter of good corporate practice, although it is not required to do so. Should the Stockholders fail to provide such ratification, the Board of Directors will reconsider its approval of Deloitte & Touche LLP as the Company's independent public accountants for the year ending December 28, 2001. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent accounting firm at any time during the fiscal year if the Board of Directors believes that such a change would be in the best interests of the Company and its Stockholders.

          THE BOARD OF DIRECTORS RECOMMENDS A YES VOTE FOR PROPOSAL 3.

                   REQUIREMENTS AND PROCEDURES FOR SUBMISSION
                       OF PROXY PROPOSALS AND NOMINATIONS
                          OF DIRECTORS BY STOCKHOLDERS

     Nominations for the Board of Directors: The Company expects to hold its 2002 Annual Meeting on June 6, 2002, although the Company retains the right to change this date, as it may determine. The Organization and Compensation Committee will consider nominees for Director recommended by Stockholders if the recommendations are submitted in sufficient time to allow for such consideration. Any such recommendation should be submitted to the Secretary of the Company at the Company's headquarters. Stockholders may nominate Directors for election in accordance with the Company's Bylaws. The Company's Bylaws provide that written notice of proposed Stockholder nominations for the election of Directors at the 2002 Annual Meeting of Stockholders must be received at the principal executive office of the Company not less than 90 days nor more than 120 days prior to the meeting, or between March 8, 2002 and February 6, 2002, as currently scheduled. If, however, less than 100 days' notice or public disclosure of the date of the meeting is given to Stockholders, the notice must be received no later than the close of business on the tenth day following the day on which the notice of the date of the Annual Meeting was mailed or public disclosure was made. Notice to the Company from a Stockholder who proposes to nominate a person for election as a Director must satisfy the requirements of the Securities and Exchange Commission and the Company's Bylaws. Stockholders wishing to nominate persons should contact the Company's Secretary at 18000 Devonshire Street, Northridge, California 91325.

     Proposals: Any Stockholder who intends to present a proposal to be included in the Company's proxy materials to be considered for action at the 2002 Annual Meeting of Stockholders must satisfy the requirements of the Securities and Exchange Commission, and the proposal must be received by the Secretary of the Company on or before December 31, 2001, for review and consideration for inclusion in the Company's Proxy Statement and Proxy Card relating to that Meeting.

     The Chairman of the Annual Meeting may decline to allow the transaction of any business or the consideration of any nomination not properly presented in accordance with these requirements. The requirements with respect to nominations of persons for Director do not affect the deadline for submitting Stockholder proposals for inclusion in the Proxy Statement, nor do they apply to questions a Stockholder may wish to ask the meeting. If the Company changes the date of the 2002 Annual Meeting of Stockholders, Stockholders will be notified in accordance with the Company's Bylaws.

                                  OTHER MATTERS

     The Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.



                                          By order of the Board of Directors,


                                          /s/ Eric S. Kentor
                                          --------------------------------------
                                          Eric S. Kentor
                                          Senior Vice President, General Counsel
                                          and Secretary

April 30, 2001

                                                                      APPENDIX A


                                  MINIMED INC.
                    AUDIT COMMITTEE OF THE BOARD OF DIRECTORS


                                     Charter

ORGANIZATION

     The Audit Committee (the "Committee") of MiniMed Inc. (the "Company") shall consist of independent directors,1 who shall be appointed annually by the Board. Each member of the Committee shall be "financially literate,"2 or become financially literate within a reasonable period of time after appointment to the Committee.

     The Committee shall hold at least two regularly scheduled meetings per year for general Committee purposes, and shall meet to review the Company's results of operations prior the public release of such results each fiscal quarter. The Committee also may hold such additional special meetings as it deems appropriate. The Chairman of the Committee shall approve the agenda for each Meeting.

     The Corporate Secretary shall keep minutes of all meetings.

     The Committee shall submit the minutes of all meetings to the Board and report to the Board after each Meeting.

OBJECTIVES AND RESPONSIBILITIES

     The Committee shall provide assistance to the Company's Board of Directors in fulfilling its responsibility to shareholders, potential shareholders, and the investment community relating to the Company's financial reporting practices. In doing so it is the responsibility of the Committee to maintain free and open means of communication among the directors, the independent accountants, management, and internal audit personnel and the financial management of the Company. The Committee shall:

     = Review, prior to the release of the Annual Report to Shareholders, the financial statements to be contained in the report and determine that the Independent Accountants are satisfied with the disclosure and content of such financial statements.

     = Review prior to its public release quarterly and annual financial results of operations of the Company.

     = Review the scope of the plan of annual audit and the related fees, and results of any recently completed audit.

     = Review periodically for appropriateness the Company's cash management and investment policy.

     = Review periodically for adequacy and compliance the Company's Code of Business Conduct and other Company policies regarding related party transactions and similar matters.

     = Review periodically for adequacy and appropriateness the Company's risk management strategy for each significant business unit.

     = Review periodically the Company's procedures to monitor compliance with loan and indenture covenants and restrictions.

     = Review any material changes to the Company's accounting and financial reporting practices.

     = Review with the independent accountants and with the Company's financial, accounting and internal audit personnel the adequacy and effectiveness of the accounting, financial and operational controls of the Company, and elicit any recommendation for the improvement of internal control procedures or particular areas where new or more detailed controls or procedures are desirable. The Committee should meet with the Company's independent accountants, the Company's financial management and any internal audit personnel in separate executive sessions to discuss any matters that the Committee or any of these separate constituents believe should be discussed privately with the Committee.

     = Review the scope of other services to be performed by the independent accountants.

     = Recommend to the Board the retention or replacement of the independent accountants.

     = Review periodically the adequacy of the Company's accounting, financial and internal audit organizations, including the adequacy of the Company's staff and succession planning for the Company's executive personnel responsible for financial management.

     = The Committee shall have the authority to conduct or authorize the investigation into any matters within the Committee's scope of responsibilities. In this regard, the Committee is empowered to retain independent counsel, accountants or others to assist in the conduct of any investigation.

     = Review, consider and/or act upon on other matters relative to any accounting or financial matter that the Committee or the Board, in its discretion, deems appropriate.

     The Committee shall provide sufficient opportunity for the independent accountants to meet with members of the Committee without members of management present. These meetings are intended to foster open discussions of the independent accountants' evaluation of the Company's financial and accounting organizations as well as any other matters the Committee or the independent accountants consider appropriate.

     The independent accountants and the chief financial officer and the internal auditor shall have free access to the Committee without first clearing with senior management.

     The Committee may rely on the findings and opinions of the independent accountants and management with respect to the above and any other matters relating to the preparation, completeness and accuracy of the Company's financial statements.


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1 Members of the Committee shall be considered independent if they have no relationship to the Company that may interfere with the exercise of their independence from management and the Company. Examples of such relationships include, but are not limited to, the following:

o a director being employed by the Company or any of its affiliates for the current year or any of the past five years;

o a director accepting any compensation from the Company or any of its affiliates other than compensation for Board services or benefits under a tax-qualified retirement plan;

o a director being a member of the immediate family of an individual who is, or has been in any of the past five years, employed by the Company or any of its affiliates as an executive officer;

o a director being a partner in, or a controlling shareholder or an executive officer of, any for-profit business organization to which the Company made, or from which the Company received, payments that are or have been significant to the Company or business organization in any of the past five years;



                                       2
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o    a director being employed as an executive of another company where any of the Company's executive serves on the company's compensation committee.

o a director who has one or more of these relationships may be appointed to the Committee, if the Board, under exceptional and limited circumstances, determines that membership on the Committee by the individual is required by the best interests of the Company and its shareholders, and the Board discloses, in the next annual proxy statement subsequent to such determination, the nature of the relationship.

2 Financial "literacy" signifies the ability to read and understand fundamental financial statements, including the Company's balance sheet, income statement, and cash flow statement. Directors who have limited familiarity with finance can achieve such "literacy" through company-sponsored training programs.